December 22, 2023
By Hand Delivery or Electronic Mail

Dear Mr. Charles J. Rimer:

Reference is made to that certain Executive Employment and Severance Agreement between Whiting Holdings LLC (the “Company”) and you, as amended from time to time (the “Agreement”).
As described in the Second Addendum to the Agreement, the Company and you may mutually agree to extend your employment to a date that is later than December 31, 2023. The Company and you have mutually agreed to extend your employment to January 15, 2024 (the “Termination Date”). Your employment with the Company shall terminate on the Termination Date and, in accordance with the Second Addendum to the Agreement, that is the date on which the Company or its affiliate will pay or provide the severance payments and benefits set forth in Sections 5(b) and 5(c) of the Employment Agreement; provided that, notwithstanding anything to the contrary contained in the Agreement (including the First Addendum to the Agreement and the Second Addendum to the Agreement), any outstanding unvested equity awards held by you as of December 31, 2023 will become fully vested as of December 31, 2023.
In order to accept the extension of your employment and the acceleration of vesting described herein, please return an executed copy of this letter to Shannon Kinney, the Executive Vice President, General Counsel and Corporate Secretary of Chord Energy Corporation.
This letter may be executed in multiple counterparts (including by electronic mail in portable document format (.pdf)), each of which shall be deemed an original and all of which taken together shall constitute a single instrument.
Sincerely,

WHITING HOLDINGS LLC

By: /s/ Daniel E. Brown
Name: Daniel E. Brown
Title: President and Chief Executive Officer

AGREED AND ACCEPTED:

This 22nd day of December, 2023

By: /s/ Charles J. Rimer
Name: Charles J. Rimer